CURO GROUP HOLDINGS CORP.
2017 INCENTIVE PLAN (THE PLAN)
SUB-PLAN FOR UK EMPLOYEES (THE SUB-PLAN)
This Sub-Plan is a sub-plan of the Plan, and has been created and approved in accordance with the provisions of Section 21(g) of the Plan. Terms defined in the Plan shall have the same meanings in this Sub-Plan unless otherwise defined in this Sub-Plan.
1.     DEFINITIONS. As used in this Sub-Plan and/or any Agreement under this Sub-Plan, the following terms shall have the meanings set forth below.
1.1 FPO means the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 of the United Kingdom;
1.2     FSMA means the Financial Services and Markets Act 2000 of the United Kingdom (as amended).
1.3     Group has the meaning given to that term under FSMA;
1.4     UK Employee means an employee of the Company or of any Affiliate (provided that such Affiliate is a member of the Company’s Group) who is resident in the United Kingdom.
2.     PURPOSE.
2.1     The purpose of this Sub-Plan is primarily to establish a sub-plan under the auspices of the Plan which will apply to grants of Awards to be made to UK Employees. As a result:
(i)     No Awards will be made under the Plan to any UK Employees, and instead all such Awards which would otherwise have been made under the Plan shall be made under this Sub-Plan;
(ii)     No Awards shall be made under this Sub-Plan to any person other than a UK Employee, and this Sub-Plan shall not apply to any Awards made under the Plan to any such other person; and
(iii)     Section 2(o) of the Plan shall be deemed amended accordingly insofar as it applies to this Sub-Plan.
2.2     The provisions of the Sub-Plan vary from those applicable under the Plan so as to enable the Sub-Plan (and any Awards made or proposed to be made under the Sub-Plan, and communications concerning those Awards) to take advantage of certain exemptions available in the United Kingdom from certain prohibitions and restrictions which might otherwise apply to such grants and communications in the United Kingdom under the regulatory regime established under FSMA.
2.3     No Award shall be granted under this Sub-Plan on terms that would (or would be likely to) result in such Award being considered to be either a contract for differences under paragraph 23(1)(a) of Schedule 1 to the FPO or a contract falling within the scope of paragraph 23(1)(b) of Schedule 1 to the FPO.
3.     INTERACTION WITH THE PLAN.
3.1     This Sub-Plan should be read in conjunction with the Plan and is subject to the terms and conditions of the Plan except to the extent that the terms and conditions of the Plan differ from or conflict with the terms set out in this Sub-Plan, in which event, the terms set out in this Sub-Plan shall prevail.
3.2     Subject to the other provisions of this Sub-Plan, the provisions of the Plan will apply to this Sub-Plan as if references therein to the Plan were references to this Sub-Plan.
4.     GENERAL.

4.1     The Sub-Plan, and any Awards granted hereunder, shall be governed, construed and administered in accordance with the internal laws of the State of Delaware, without reference to the principles of conflicts of laws thereof.
4.2     The terms and conditions provided in this Sub-Plan are severable and if (despite the provisions of Article 4.1 of this Sub-Plan) any one or more provisions (or the effect of any such provision) are determined to be subject to any laws of the United Kingdom (or any constituent part thereof) and to be illegal or otherwise unenforceable under, such laws, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.